EXHIBIT 99.1

Nicholas G. Karabots
40 East Skippack Pike
Fort Washington, PA. 19034

January 22, 2013

To the Board of Directors of AMREP Corporation
and the Boards of Directors and Boards of
Managers of its subsidiaries, direct and indirect

This is to advise you that I am tendering my resignation as a Director, member of the Executive Committee and as Vice Chairman of the Board of Directors of AMREP Corporation and the Boards of its subsidiaries to be effective as of the close of business today, January 22, 2013.

My decision is due to the increasing demands during the past few years of my privately held businesses resulting in a significant decrease in my ability to attend to the demands required as a member of this AMREP Board, its Executive Committee and other Boards and Committees.

I remain extremely proud of my contributions to AMREP and its resulting performance during most of my almost 20 years on the Board and, in particular, the results we generated from the time AMREP lost the services of its then Chief Executive Officer.  I also realize however that the time I devoted during those years has, during the past few years, resulted in a reduction in availability on my part and therefore my resignation is with the belief that this AMREP Board will be better served by someone else.

I currently remain a significant shareholder and thus, for myself and all other shareholders, my sincere hope is that a newly charged AMREP Board will aggressively lead AMREP to new heights.

/s/ Nicholas Karabots
Nicholas Karabots